EXHIBIT 99.2
November 21, 2002

Dear Choice One colleagues:

Choice One strongly believes that our colleagues play a central role in our success as a company. To that end, Choice One has made a long-standing commitment to provide financial incentives for colleagues who help to create and build value for the company. Stock options have always been an important part of those incentives and of our overall compensation package. Our Board of Directors recognizes that and yesterday, they approved a Stock Option Exchange Program.

The program will enable colleagues to "trade in" certain of their existing stock options for new stock options with a new exercise price that is potentially much lower than existing exercise prices. Stock options granted on or before January 2, 2002 are eligible for the Stock Option Exchange Program. Vested options that are exchanged under this program will be replaced with new options that are fully vested at the time of exchange. Unvested options that are exchanged will be subject to a modified vesting schedule. In order to participate in the program, colleagues must be continually employed by Choice One throughout the tender offer period and until the grant of new options. Colleagues' participation in the program is strictly voluntary.

This program reinforces the company's commitment to the ownership principle by recognizing colleagues' efforts to build our business, while also recognizing the current market reality as it relates to stock valuations.

This morning, we issued a press release announcing this program to the public. Around the week of December 16, you will each receive a personalized election package explaining the terms and conditions of the program. This information will help you decide whether or not to participate and will provide you with the forms necessary to participate. Additional details of the program will be provided in advance of December 16.

Please join me next Monday, November 25 at our all-colleague meeting, where I will discuss the details of this program.

Sincerely,

Steve Dubnik
Chairman and CEO